As filed with the Securities and Exchange Commission on July 13, 2010
Registration No.  333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM F-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PERPETUAL ENERGY INC.
(Exact name of Registrant as Specified in its Charter)

Alberta, Canada	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3200, 605 – 5th Avenue, S.W., Calgary, Alberta, Canada T2P 3H5;  ph. (403) 269-4400
Address of Principal Executive Offices

Puglisi and Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711;  ph. (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Christopher Strong Corporate Counsel Perpetual Energy Inc. 3200, 605 - 5th Avenue S.W. Calgary, Alberta Canada T2P 3H5 (403) 269-4407	Daniel M. Miller Dorsey & Whitney LLP Suite 1605, 777 Dunsmuir Street P.O. Box 10444, Pacific Centre Vancouver, British Columbia Canada V7Y 1K4 (604) 630-5199

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.C.  or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Shares	5,000,000	$4.98	$24,900,000	$1,776

(1)
Based on the average of the high and low prices of the common shares of Perpetual Energy Inc. on July 9, 2010 on the Toronto Stock Exchange of Cdn.$5.14 (US$4.98), and estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.  For purposes of this calculation, Cdn.$1.00=U.S.$0.9682, which was the Bank of Canada’s noon exchange rate for Canadian dollars, as expressed in United States dollars, on July 9, 2010.

PART I
INFORMATION REQUIRED IN THE PROSPECTUS

PERPETUAL ENERGY INC.

5,000,000 Common Shares

DIVIDEND REINVESTMENT AND OPTIONAL COMMON SHARE PURCHASE PLAN

On June 30, 2010, Paramount Energy Trust completed a conversion to a corporation, Perpetual Energy Inc., pursuant to a court approved plan of arrangement under Canadian law. On June 30, 2010, we established a Premium Dividend™ and Dividend Reinvestment Plan, which we refer to as "the Plan", which amends, restates and supersedes the Premium Distribution™ and Distribution Reinvestment Plan of Paramount Energy Trust dated September 18, 2009. The Plan provides certain holders of our common shares with (i) a means to reinvest dividends declared and payable to them as shareholders in additional common shares of our company and (ii) the ability to acquire shares by reinvesting dividends and to exchange those shares for a cash payment equal to 102% of the reinvested dividends. This Premium Distribution™ portion of the Plan is available only to Canadian resident shareholders, and is therefore not available to shareholders in the United States.

A participant in the Plan may obtain additional common shares by reinvesting all of the cash dividends paid on the common shares held by the participant without paying any commissions, service charges or brokerage fees. Our dividends are paid on or about the 15th day of each month, or if such day is not a business day, the next business day.

The purchase price of common shares purchased on behalf of participants with reinvested dividends on common shares is calculated based on 95% of the arithmetic average of the daily volume weighted average trading price of the common shares on the Toronto Stock Exchange for the trading days on which at least a "board lot" of common shares is traded, during the period beginning on the later of the 21st business day preceding the dividend payment date and the second business day following the record date applicable to that dividend payment date, and ending on the second business day preceding the dividend payment date.  A "board  lot" is 100 common shares.  The purchase price is adjusted for certain capital changes, including common share subdivisions, common share consolidations, common share reclassifications, or a merger, reorganization or other transaction affecting the common shares.  Our common shares trade on the Toronto Stock Exchange under the symbol "PMT".  The weighted average of the high and low trading prices for our common shares on the Toronto Stock Exchange for the five days preceding July 13, 2010 was Cdn.$5.14.  The closing price for our common shares on the Toronto Stock Exchange on July 12, 2010 was Cdn.$5.08.

The payment of dividends by us, if any, will depend upon our cash flow and is therefore subject to, among other things, fluctuations in the quantity of petroleum and natural gas substances produced, prices received for that production, hedging contract receipts and payments, taxes, our direct expenses, reclamation fund contributions, operating costs, debt service charges and general and administrative expenses.

We cannot estimate anticipated proceeds from the issuance of common shares pursuant to the Plan, which will depend upon the market price of our common shares, the extent of shareholder participation in the Plan and other factors.  We will not pay underwriting commissions in connection with the Plan but will incur costs of approximately U.S.$51,776 in connection with this offering and will be responsible for the ongoing administrative costs associated with the operation of the Plan.

Our principal executive offices are located at Suite 3200, 605 – 5th Avenue S.W., Calgary, Alberta, Canada T2P 3H5, Telephone Number: (403) 269-4400.

Investing in our common shares involves risks.  See "Risk Factors" on page 1 of this prospectus.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offence.

The date of this prospectus is July 13, 2010.

TABLE OF CONTENTS

RISK FACTORS	1
WHERE YOU CAN FIND MORE INFORMATION	1
DOCUMENTS INCORPORATED BY REFERENCE	1
ENFORCEABILITY OF CIVIL LIABILITIES	2
EXCHANGE RATE INFORMATION	2
FORWARD-LOOKING STATEMENTS	3
PERPETUAL ENERGY INC.	6
RECENT DEVELOPMENTS	6
USE OF PROCEEDS	7
THE PLAN	7
Overview	7
Eligibility Requirements	7
Plan Components	8
Enrollment	8
Administration	9
Proration in Certain Events	9
Price of New Shares	10
Costs	10
Reports to Participants	10
Certificates for Shares	10
Termination of Participation	11
Shareholder Voting	11
Deemed Representations, Directions and Authorizations	11
Amendment or Termination of the Plan	12
Withholding Taxes	12
Governing Law	12
Notices and Inquiries	12
INCOME TAX CONSIDERATIONS RELATING TO THE PLAN	13
Canadian Federal Income Tax Considerations	13
Certain United States Federal Income Tax Considerations	14
DESCRIPTION OF COMMON SHARES TO BE REGISTERED	19
EXPENSES	21
INDEMNIFICATION	21
LEGAL MATTERS	21
EXPERTS	21

RISK FACTORS

Investing in our common shares involves risks.  Before purchasing our common shares, you should carefully consider the risk factors under the heading "Risk Factors" beginning on page 38 of the Annual Information Form of Paramount Energy Trust for the year ended December 31, 2009, filed as Exhibit 99.1 to Paramount Energy Trust’s Annual Report on Form 40-F for the year ended December 31, 2009, which was filed on March 10, 2010 and which is incorporated by reference into this prospectus, as the same may be updated from time to time by our filings under the Securities Exchange Act of 1934, as well as other information contained or incorporated by reference into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, and, accordingly, file reports and other information with the SEC.  The reports and other information we file with the SEC in accordance with the Exchange Act can be read and copied, at prescribed rates, at the SEC's public reference room at 100 F Street, N.E., Washington, D.C., 20549.  You may obtain information on the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330.  Our filings are also available electronically from the SEC's Electronic Document Gathering and Retrieval System (EDGAR) at www.sec.gov, as well as from commercial document retrieval services.  You may also want to visit our website at www.perpetualenergyinc.com for further information.

We have filed under the Securities Act of 1933, a registration statement on Form F-3 relating to our Plan.  This prospectus forms a part the registration statement.  This prospectus does not contain all of the information included in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC.  For further information about us and our common shares you are encouraged to refer to the registration statement and the exhibits that are incorporated by reference into it.  Statements contained in this prospectus describing provisions of the Plan are not necessarily complete, in each instance reference is made to the copy of the Plan which is included as an exhibit to the registration statement, and each such statement in this prospectus is qualified in all respects by such reference.

In this prospectus, unless the context requires otherwise, references to "we", "us" and "our" refer to Perpetual Energy Inc. and the subsidiaries through which it operates following the effective date of the conversion of Paramount Energy Trust to a corporation on June 30, 2010, and to Paramount Energy Trust, the subsidiaries through which it operated, and its administrator, Paramount Energy Operating Corp., prior to June 30, 2010.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the SEC are specifically incorporated by reference into this prospectus:

1.	Our Annual Report on Form 40-F for the fiscal year ended December 31, 2009, filed on March 10, 2010.

2.	Our amended registration statement on Form 8-A/A relating to our common shares, filed on June 30, 2010.

3.	Our Management Information Circular and Proxy Statement dated March 10, 2010, as contained in our Report of Foreign Private Issuer on Form 6-K, furnished on May 21, 2010.

In addition, all subsequent annual reports on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Form 10-Q or Form 8-K, that we file pursuant to the Exchange Act prior to the termination of this offering, are hereby incorporated by reference into this prospectus.  Also, we may incorporate by reference our future reports on Form 6-K subsequent to the date of this prospectus by stating in those Forms that they are being incorporated by reference into this prospectus.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein or in any other later filed document which also is incorporated by reference into this prospectus modifies or supersedes that statement.  Any such statement so modified shall not be deemed, except as so modified, to constitute a part of this prospectus.  Any such statement so superseded shall be deemed not to constitute a part of this prospectus.

Any person receiving a copy of this prospectus, including any beneficial owner, may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents.  Requests should be directed to our principal executive offices, Suite 3200, 605 – 5th Avenue S.W., Calgary, Alberta, Canada T2P 3H5, Attention:  Sue Showers, Investor Relations and Communications Advisor; Telephone Number: (403) 269-4400.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of Alberta, Canada and our principal offices are located in Calgary, Alberta, Canada.  The enforcement by investors of civil liabilities under the United States federal or securities laws may be affected adversely by the fact that we have been organized under the laws of Canada, that all of our officers and directors are residents of Canada, that some or all of the experts named in this prospectus may be residents of Canada and that all or a substantial portion of their assets and our assets are located outside of the United States.  As a result, it may be difficult for United States investors to effect service of process within the United States upon us and upon those directors, officers or experts who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States, predicated upon civil liability of such persons under United States federal or state securities laws.  There is doubt as to the enforceability in Canada against us or against our directors, officers or experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts of liabilities based solely upon the United States federal or state securities laws.  We have appointed Puglisi and Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711, as our agent in the United States upon which service of process against us may be made in any action based on this prospectus.

EXCHANGE RATE INFORMATION

The following table lists, for each period presented, the high and low exchange rates, the average of the exchange rates on the last day of each month during the period indicated, and the exchange rates at the end of the period for one Canadian dollar, expressed in United States dollars, based on the noon exchange rates reported by the Bank of Canada.  On July 12, 2010, the Bank of Canada’s noon exchange rate for Canadian dollars, as expressed in United States dollars, was Cdn.$1.00 = US$0.9635.

	Year ended December 31,			Three months ended March 31,
	2007	2008	2009	2009	2010
High for the period	1.0905	1.0289	0.9716	0.8458	0.9888
Low for the period	0.8437	0.7711	0.7692	0.7692	0.9316
End of period	0.9376	0.8166	0.9555	0.7935	0.9846
Average for the period	1.0120	0.9332	0.8792	0.7963	0.9575

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements.  These statements relate to future events or our future performance.  The use of any of the words "anticipate", "plan", "continue", "estimate", "expect", "may", "will", "project", "could", "believe", "predict", "potential", "should" and similar expressions are intended to identify forward-looking statements.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated by our forward-looking statements.  We believe the expectations reflected in our forward-looking statements are reasonable, but we cannot assure you that our expectations will prove to be correct.  You should not unduly rely on forward-looking statements included in, or incorporated by reference into, this prospectus.  These statements speak only as of the date of this prospectus or as of the date specified in the documents incorporated by reference into this prospectus, as applicable.

In particular, this prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements pertaining to, among other matters, the following:

•	the quantity and recoverability of our reserves;

•	the timing and amount of future production;

•	future prices as well as supply and demand for natural gas and oil;

•	the existence, operations and strategy of the commodity price risk management program;

•	the approximate amount of forward sales and hedging to be employed, and the value of financial forward natural gas contracts;

•	funds flow sensitivities to commodity price, production, foreign exchange and interest rate changes;

•	operating, general and administrative, and other expenses;

•	cash distributions, and the funding and tax treatment thereof;

•	amount of future abandonment and reclamation costs, asset retirement and environmental obligations;

•	the use of exploration and development activity, prudent asset management, and acquisitions to sustain, replace or add to reserves and production or expand our asset base;

•	our acquisition strategy and the existence of acquisition opportunities, the criteria to be considered in connection with, and the benefits to be derived from, acquisitions;

•	our ability to benefit from the combination of growth opportunities and the ability to grow through the capital markets;

•	expected book value and related tax value of our assets and prospect inventory and estimates of net asset value;

•	ability to fund dividends and exploration and development;

•	expectations regarding our access to capital to fund our acquisition, exploration and development activities;

•	the transition to International Financial Reporting Standards and its impact on our financial results;

•	expected realization of gas over bitumen royalty adjustments;

•	future income tax and its effect on funds flow and dividends;

•	intentions with respect to preservation of tax pools of and taxes payable by us;

•	funding of and anticipated results from capital expenditure programs;

•	renewal of and borrowing costs associated with our credit facility;

•	future debt levels, financial capacity, liquidity and capital resources;

•	future contractual commitments;

•	drilling, completion, facilities and construction plans;

•	the impact of Canadian federal and provincial governmental regulation on us relative to other issuers;

•	Crown royalty rates;

•	our treatment under governmental regulatory regimes;

•	business strategies and plans of management, including future changes in the structure of business operations;

•	the anticipation benefits of the proposed corporate conversion;

•	the amount of the dividend payments following completion of the corporate conversion; and

•	the reliance on third parties in the industry to develop and expand our assets and operations.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and incorporated by reference into this prospectus:

•	volatility in market prices for oil and natural gas products;

•	supply and demand regarding our products;

•	risks inherent in our operations, such as production declines, unexpected results, geological, technical, or drilling and process problems;

•	unanticipated operating events that can reduce production or cause production to be shut-in or delayed;

•	changes in exploration or development plans by us or by third party operators of our properties;

•	reliance on industry partners;

•	uncertainties or inaccuracies associated with estimating reserves volumes;

•	competition for, among other things, capital, acquisitions of reserves, undeveloped lands, skilled personnel, equipment for drilling, completions, facilities and pipeline construction and maintenance;

•	increased costs;

•	incorrect assessments of the value of acquisitions;

•	increased debt levels or debt service requirements;

•	industry conditions including fluctuations in the price of natural gas and related commodities;

•	royalties payable in respect of our production;

•	governmental regulation of the oil and gas industry, including environmental regulation;

•	fluctuation in foreign exchange or interest rates;

•	the need to obtain required approvals from regulatory authorities;

•	changes in laws applicable to us, royalty rates, or other regulatory matters;

•	general economic conditions in Canada, the United States and globally;

•	stock market volatility and market valuations;

•	limited, unfavourable, or a lack of access to capital markets, and

•	the other factors discussed under "Risk Factors" in this prospectus.

Statements relating to "reserves" or "resources" are by their nature forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the resources and reserves described can be profitably produced in the future.

Readers are cautioned that the foregoing list of factors is not exhaustive.  The forward looking statements contained in this prospectus and the documents incorporated by reference in this prospectus are expressly qualified by this cautionary statement.  The factors listed above should not be construed as exhaustive.  We undertake no obligation to publicly update or revise any forward looking statements unless expressly required to do so by applicable securities laws.

PERPETUAL ENERGY INC.

We are a Canadian-based energy company engaged in the exploration for, and the acquisition, development, exploitation of, natural gas properties and the production and sale of natural gas.  Our common shares are listed on the Toronto Stock Exchange under the symbol "PMT",  and the market capitalization of our common shares as of July 12, 2010 was approximately Cdn.$729.6 million.  We have also convertible debentures listed on the Toronto Stock Exchange.  Our operations are currently focused exclusively on western Canada.  We were established on June 30, 2010 upon the conversion of Paramount Energy Trust to a corporation, and are governed by the laws of the Province of Alberta. For a more detailed discussion of our common shares, see "Description of Common Shares To Be Registered" below.

We make monthly dividends of our available cash to our shareholders to the extent determined by our board of directors.  Monthly dividends are paid to shareholders of record on the last business day of each calendar month or another date that is determined from time to time.  Dividends are generally paid on the 15th day of the following month.  Our historical distributions prior to the conversion to a corporation on June 30, 2010 will not necessarily be reflective of future dividends, which will be subject to review by our board of directors taking into account the prevailing circumstances at the relevant time.

RECENT DEVELOPMENTS

As a result of changes in Canadian tax laws, Paramoun Energy Trust announced on March 9, 2010 that it intended to convert to a corporation pursuant to a court-approved plan of arrangement under Canadian law.  The conversion was completed on June 30, 2010, following which Perpetual Energy Inc. succeeded to Paramount Energy Trust and began carriying on  the business previously carried on by Paramount Energy Trust and its subsidiaries. The board of directors and senior management of Perpetual Energy Inc. are comprised of all of the previous members of the board of directors and all of the senior management of the administrator of Paramount Energy Trust (with the exception that Mr. John W. (Jack) Peltier retired from the board of directors and Mr. Geoffrey C. Merritt replaced Mr. Peltier as a board member). In connection with the conversion, unitholders of Paramount Energy Trust received one common share of Perpetual Energy Inc. for each unit of Paramount Energy Trust held on June 30, 2010, the effective date of the conversion.

Pursuant to the conversion, we established the Plan, which amends, restates and supersedes the Premium Distribution™ and Distribution Reinvestment Plan of Paramount Energy Trust dated September 18, 2009 and the associated agreements, to: (i) provide that eligible holders of common shares may direct that their cash dividends be reinvested in additional common shares issued from treasury at a 5% discount to the average market price (as defined in the Plan) on the applicable dividend payment date; (ii) provide that certain eligible shareholders may elect under the Premium Distribution™ component of the Plan, to have such additional common shares delivered to the Plan broker in exchange for a premium cash payment equal to 102% of the cash dividend that the holders would otherwise have received on the applicable dividend payment date; and (iii) result in all participants in the previous Distribution Reinvestment Plan of Paramount Energy Trust being deemed to be participants in the Plan without any further action on their part.

Under the Plan, we reserve the right to limit the amount of new equity available, or to make no new equity available, under any individual component of the Plan on any particular dividend payment date. As a result, participation in the Plan may be prorated or effectively cancelled in certain circumstances. In either of these events, a participating shareholder will receive from us the declared dividend on any common shares enrolled in the Plan for which the dividend is payable but such dividend cannot be reinvested under the Plan in accordance with the holder's election.

USE OF PROCEEDS

We have no basis for estimating precisely either the number of common shares that may be sold under the Plan or the prices at which such common shares may be sold.  The amount of the proceeds that we will receive will depend on the number of participants in the Plan, and the amount of the monthly dividends that we pay.  The net proceeds from the sale of the common shares will be principally used for general corporate purposes.

THE PLAN

Overview

The Premium Dividend™ and Dividend Reinvestment Plan provides eligible shareholders of our company with the opportunity to reinvest their dividends in new shares. The new shares will, at the participant's election, either be (i) purchased at a 5% discount to the average market price on the applicable payment date and credited to the participant's account under the dividend reinvestment component of the Plan, or (ii) purchased at a 5% discount to the average market price and exchanged under the Premium Dividend™ component of the Plan for a cash payment equal to 102% of the reinvested dividends.  The Premium Dividend™ component of the Plan is available only to Canadian resident shareholders, and is therefore not available to shareholders in the United States.

The Plan amends, restates and supersedes the Premium Distribution™ and Distribution Reinvestment Plan of Paramount Energy Trust dated September 18, 2009, which we refer to as "the previous plan".

In order to elect to participate in the Plan, an eligible shareholder must enroll in the Plan directly or through the broker, investment dealer, financial institution or other nominee who holds shares on the eligible shareholder's behalf. Notwithstanding the foregoing, all participants in the previous plan as of June 30, 2010 were deemed to be participants in the Plan upon its adoption, and such participants need not take any further action in order to particpate in the Plan.

Eligibility Requirements

Shareholders who are resident in Canada may participate in either the dividend reinvestment component or the Premium Dividend™ component of the Plan.  Unless otherwise announced by us, shareholders who are not resident in Canada cannot participate in the Premium Dividend™ component of the Plan. Shareholders in the United States may participate in the dividend reinvestment component, but cannot participate in the Premium Dividend™ component of the Plan.  Shareholders who are resident in any other jurisdiction outside of Canada may participate in the dividend reinvestment component only if permitted by the laws of the jurisdiction in which they reside and provided that we are satisfied that the laws of that jurisdiction do not subject the Plan or our company to additional legal or regulatory requirements.  Any shareholder who is resident in any other jurisdiction outside of Canada wishing to participate in the dividend reinvestment component should consult legal counsel where they reside to determine their eligibility to participate in that component of the Plan.

We and Computershare Trust Company of Canada, as Plan Agent, may deny participation in the Plan to, or cancel the participation of, any person who appears to be subject to the laws of any jurisdiction which do not permit participation in the Plan in the manner elected by the person or which will subject the Plan or our company to requirements of the jurisdiction not otherwise applicable to the Plan or our company, or whose participation in the Plan is suspected to be part of a scheme to avoid applicable legal requirements or otherwise engage in unlawful behavior.

In addition, we may determine, from time to time, a minimum number of shares that a shareholder must hold in order to be eligible for, or continue to be enrolled in, the Plan.

Plan Components

Dividend Reinvestment

Under the dividend reinvestment component, the Plan Agent will, on each dividend payment date, on behalf of participants enrolled in the dividend reinvestment component, apply the aggregate dividends payable on the shares of the participants towards the purchase from treasury of the number of new shares as is equal to the aggregate amount of the dividends divided by 95% of the corresponding average market price.

The new shares will be held under the Plan by the Plan Agent for the account of the applicable participants or, in the case of eligible shareholders that are enrolled in the Plan indirectly through a depository, credited through the depository to the accounts of appropriate depository participants on behalf of the eligible shareholders.

Any subsequent dividends paid in respect of new shares purchased under the dividend reinvestment component will be subject to reinvestment under the Plan (i) in the case of shares held under the Plan for the account of a participant other than a depository, pursuant to the current election of the participant as between the two components of the Plan, or (ii) in the case of shares enrolled in the Plan indirectly through a depository, pursuant to instructions provided to the Plan Agent by the depository in the manner described below under the heading "Enrollment" below.

Premium Dividend™

The Premium Dividend™ component is not currently available to shareholders who are resident outside of Canada.

Enrollment

Direct Enrollment

An eligible shareholder whose shares are registered in its own name may directly enroll in the Plan by delivering to the Plan Agent a duly completed enrollment form.  A copy of the enrollment form is available from the Plan Agent's website at www.computershare.com or by calling the Plan Agent at 1-800-564-6253, or from our website at www.perpetualenergyinc.com.

Indirect Enrollment

An eligible shareholder whose shares are not registered in its own name cannot enroll in the Plan directly but may enroll indirectly through the broker, investment dealer, financial institution or other nominee who holds their shares by providing appropriate enrollment instructions to the nominee.  Where the nominee holds shares in its own name (and not through a depository) on behalf of an eligible shareholder, the nominee may enroll in the Plan on behalf of the eligible shareholder by delivering to the Plan Agent a duly completed enrollment form.  Where the shares are held indirectly through a depository, enrollment instructions must be communicated to the depository by the applicable depository participant in accordance with the procedures of the depository's system, and the depository will in turn provide instructions to the Plan Agent regarding the extent of its participation, on behalf of eligible shareholders, in the Plan.

Continued Participation

Once a participant (other than a depository) has enrolled in the Plan by delivering to the Plan Agent a completed enrollment form, participation in the manner elected by the participant continues automatically for all shares registered in the name of the participant or held under the Plan by the Plan Agent for the participant's account until the Plan or the participant's participation in the Plan is terminated or until the participant changes its election. Eligible shareholders who participate in the Plan indirectly through a depository or otherwise through their broker, investment dealer, financial institution or other nominee should consult their nominee to confirm the nominee's policies concerning continued participation following the initial enrollment.

Enrollment Deadlines

In order for a particular dividend payable on shares of an eligible shareholder to be reinvested on the dividend payment date, the Plan Agent must receive (i) a duly completed enrollment form that covers the shares not later than 5:00 p.m. (Toronto time) on the third business day before the record date for the dividend, or (ii) in the case of shares enrolled indirectly through a depository, appropriate instructions from the depository regarding the extent of its participation not later than the time preceding the record date for that dividend that is agreed upon from time to time between the depository and the Plan Agent in accordance with custom and practice relating to the depository's system.  The depository must in turn receive appropriate instructions from the nominee holders that are depository participants not later than the applicable deadline before the record date established by the depository from time to time.  Enrollment forms or instructions from a depository received by the Plan Agent after the stipulated pre-record date deadline are not effective in respect of the corresponding dividend unless otherwise determined by us and the Plan Agent.

Broker Requirements

A depository participant or other broker, investment dealer, financial institution or other nominee may require certain information or documentation from an eligible shareholder before it will act upon enrollment instructions relating to the Plan.  Eligible shareholders who wish to participate in the Plan should contact the broker, investment dealer, financial institution or other nominee who holds their shares to provide instructions regarding their decision to enroll and their election as between the components of the Plan, to confirm any information or documentation required to give effect to their instructions, to confirm the nominee's policies concerning continued participation following initial enrollment, and to inquire about any applicable deadlines that the nominee may impose or be subject to under the policies of that nominee or a depository's system.

Administration

Computershare Trust Company of Canada has been appointed to act as Plan Agent.  If Computershare Trust Company of Canada ceases to act as Plan Agent for any reason, another qualified party will be designated by us to act as Plan Agent and participants will be notified of the change.

Proration in Certain Events

We reserve the right to determine, promptly following each dividend record date, the amount of new equity, if any, to be made available under the Plan on the dividend payment date to which the record date relates.  No assurances can be made that new shares will be made available under the Plan on a regular basis, or at all.

If, in respect of any dividend payment date, fulfilling the elections of all participants under the Plan would result in the issuance of more than the maximum amount of new equity determined to be available under the Plan, then elections for the purchase of new shares on that dividend payment date will be accepted (i) first, from participants electing to reinvest dividends under the dividend reinvestment component, and (ii) second, to the extent that new equity remains available under the Plan, from participants electing to receive the Premium Dividend™ under the Premium Dividend™ component.  If we are not able to accept all elections for a particular component of the Plan, then purchases of new shares under that component on the applicable dividend payment date will be prorated among all participants in that component according to the number of shares enrolled in that component.

If we determine not to issue any equity through the Plan on any dividend payment date, or the availability of new shares is prorated, or for any other reason a dividend cannot be reinvested under the Plan, then participants will be entitled to receive the full amount of the regular dividend on each share for which the dividend is payable but cannot be reinvested under the Plan in accordance with the applicable election.

Price of New Shares

The subscription price of new shares purchased on a dividend payment date under the dividend reinvestment component will be 95% of the average market price for that dividend payment date.  The "average market price" for a particular dividend payment date refers to the arithmetic average of the daily volume weighted average trading prices of shares on the Toronto Stock Exchange for the trading days on which at least one board lot of shares is traded on the Toronto Stock Exchange during the corresponding pricing period, subject to such adjustments as we may determine to be appropriate to account for (i) a change in the aggregate number of shares outstanding into a greater or lesser number of shares, (ii) a reclassification of the shares, or (iii) a merger, reorganization or other transaction affecting the shares. "Pricing period" for a particular dividend refers to the period beginning on the later of the 21st business day before the dividend payment date and the second business day following the record date applicable to that dividend payment date, and ending on the second business day before the dividend payment date.

Costs

No commissions, service charges or brokerage fees are payable by participants in connection with the purchase of new shares from treasury under either component of the Plan.  We pay all administrative costs of the Plan. Eligible shareholders whose shares are not registered in their own name but wish to participate in the Plan should consult the broker, investment dealer, financial institution or other nominee who holds their shares to confirm whether the nominee charges any fees to enroll in the Plan on their behalf.

Reports to Participants

The Plan Agent will maintain an account for each participant with respect to purchases of shares made under the Plan for that participant's account and will issue an unaudited statement regarding purchases made under the dividend reinvestment component on a monthly basis.  These statements are a participant's continuing record of purchases of shares made for the participant's account under the Plan and should be retained for income tax purposes.  Eligible shareholders who participate in the Plan indirectly through their broker, investment dealer, financial institution or other nominee should consult the nominee to confirm what statements or reports, if any, will be provided by the nominee, whether for tax reporting purposes or otherwise.

Certificates for Shares

Shares purchased under the dividend reinvestment component and held under the Plan by the Plan Agent for the account of participants other than a depository will be registered in the name of the Plan Agent or its nominee or in accounts designated by it for the account of participants other than a depository.  Certificates for the shares will only be issued to the participant if the Plan or the participant's participation in the Plan is terminated or if the participant withdraws shares from its account.

A participant may, without terminating participation in the Plan, withdraw from its account under the Plan, and have a share certificate issued and registered in the participant's name for, any number of whole shares held for its account under the Plan by delivering to the Plan Agent a duly completed withdrawal portion of the voucher located on the reverse of the statement of account issued by the Plan Agent.  A withdrawal request form may also be obtained from the Plan Agent at the address below under the heading "Notices and Inquiries".  Shares held under the Plan by the Plan Agent for the account of a participant may not be sold, pledged or otherwise disposed of by the participant while so held.

For eligible shareholders enrolled in the dividend reinvestment component indirectly through a depository, any new shares issued will not be held under the Plan but instead credited through the depository's system to the accounts of appropriate depository participants on behalf of the eligible shareholders.

Termination of Participation

An eligible shareholder who is enrolled in the Plan directly as a participant may terminate their participation voluntarily by delivering to the Plan Agent a duly completed termination portion of the voucher located on the reverse of the statement of account issued by the Plan Agent.  A termination request form may also be obtained from the Plan Agent at the address below under the heading "Notices and Inquiries".  In addition, participation will be terminated automatically following receipt by the Plan Agent of written notice of an individual participant's death. If a duly completed termination request (or notice of an individual participant's death) is not received by the Plan Agent before 5:00 p.m. (Toronto time) on the third business day preceding a dividend record date, then the participant's account will not be closed, and participation in the Plan by the participant will not be terminated, until after the dividend payment date to which that record date relates.

An eligible shareholder who is enrolled in the Plan indirectly through a depository or otherwise through its broker, investment dealer, financial institution or other nominee may terminate its participation in the Plan by contacting the nominee who holds its shares and providing appropriate instructions to do so.  The nominee should be consulted to confirm what information or documentation may be required to give effect to the termination instructions, and to inquire about any applicable deadlines that the nominee may impose or be subject to under the policies of that nominee or a depository's system.

In the event of termination of participation, a participant (other than a depository) or a deceased participant's estate or legal representative will be issued a certificate for the number of whole shares held under the Plan by the Plan Agent in the participant's account and payment for any residual fraction of a share held based on the last price per share at which dividends were reinvested under the Plan.

Shareholder Voting

Whole shares held under the Plan by the Plan Agent for a participant's account on the record date for a vote of shareholders will be voted in accordance with the instructions of the participant given on a form to be furnished to the participant for this purpose.  Shares for which instructions are not received will not be voted.  No voting rights will attach to any fraction of a share held for a participant's account under the Plan.

Deemed Representations, Directions and Authorizations

By enrolling in the dividend reinvestment component, whether directly as a participant or indirectly through a depository or otherwise through a broker, investment dealer, financial institution or other nominee, a shareholder will be deemed to have:  (i) represented and warranted to us and the Plan Agent that it is an eligible shareholder with respect to participation in the dividend reinvestment component; (ii) appointed the Plan Agent to receive from us, and directed us to credit the Plan Agent with, all dividends payable in respect of all shares registered in the name of the shareholder or held under the Plan for its account or, in the case of a shareholder enrolled indirectly through a depository or otherwise through a broker, investment dealer, financial institution or other nominee, that are enrolled (through a depository or otherwise) on its behalf in the dividend reinvestment component; and (iii) authorized and directed the Plan Agent to reinvest the dividends in new shares, all in accordance with the provisions of the dividend reinvestment component of the Plan.

Amendment or Termination of the Plan

We may amend or terminate the Plan at any time, provided that no such action shall have retroactive effect prejudicial to participants.  We will publicly announce any material amendments to or termination of the Plan.  Generally, no notice will be given to participants regarding any amendments to the Plan intended to cure, correct or rectify any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions.  Amendments to the Plan will be subject to the prior approval of the Toronto Stock Exchange.

In the event of termination of the Plan, participants will be issued a certificate for the number of whole shares held under the Plan by the Plan Agent in the participant's account and payment for any remaining fraction of a share so held based on the last price per share at which dividends were reinvested under the Plan.

Withholding Taxes

This Plan is subject to any withholding obligations that we may have with respect to taxes or other charges under applicable laws, and any amounts to be reinvested under the Plan will be net of any amounts required to be withheld.

Governing Law

The Plan is governed by, and administered and construed in accordance with, the laws of the Province of Alberta and the federal laws of Canada applicable in the Province of Alberta.

Notices and Inquiries

Any notices, documents (including share certificates) or payments required under the Plan to be given or delivered to participants by us or the Plan Agent will be validly given or delivered if mailed to participants at their respective addresses as recorded in the register of shareholders maintained by or on behalf of our company or, in the case of a depository, if given in accordance with custom and practice relating to the depository's system.

Inquiries to the Plan Agent may be directed to:

Computershare Trust Company of Canada
Attention:  Dividend Reinvestment Department
100 University Avenue, 9th Floor
Toronto, Ontario  M5J 2Y1
Toll-Free Tel:      1-800-564-6253

Inquiries to our company may be directed to:

Perpetual Energy Inc.
Suite 3200, 605 - 5th Avenue SW
Calgary, Alberta  T2P 3H5
Attention:            Sue Showers
Tel:           (403) 269-4400
Fax:           (403) 269-4444

INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

The following summary of tax consequences is of a general nature only and is not intended to be legal or tax advice to any particular participant.  It is the responsibility of participants in the Plan to consult their own tax advisors with respect to the tax consequences of participation in the Plan in their respective country of residence.

Canadian Federal Income Tax Considerations

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a participant in the Plan who, for the purposes of the Income Tax Act (Canada) and regulations promulgated thereunder (the "Tax Act") and any applicable tax treaty, and at all relevant times, is not resident or deemed to be resident in Canada, does not use or hold (and is not deemed under the Tax Act to use or hold) common shares of Perpetual Energy Inc. in, or in the course of, carrying on a business in Canada, and is not an insurer who carries on an insurance business in Canada and elsewhere (a "Non-Resident participant").

This summary is based on the provisions of Tax Act, all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada), and the administrative and assessing practices of the Canada Revenue Agency publicly available, all as of June 30, 2010.  This summary does not otherwise take into account or anticipate any changes in law or the administrative or assessing practices of the Canada Revenue Agency, nor does it take into account any provincial or territorial laws of Canada or the tax laws of any other country, including, without limitation, any changes which may occur after June 30, 2010.

Dividends paid or credited or deemed to be paid or credited to the Plan Agent on a dividend payment date in respect a Non-Resident participant's common shares will be subject to Canadian federal withholding tax at a rate of 25%, which rate may be reduced under the provisions of any income tax treaty between Canada and the country in which the Non-Resident participant is resident.  Accordingly, any dividends paid or credited or deemed to be paid or credited to the Plan Agent will be reduced by an amount equal to the Non-Resident participant's Canadian withholding tax prior to reinvestment pursuant to the dividend reinvestment component.

The rate of withholding tax applicable to dividends paid on a Non-Resident participant's common shares who is a resident of the U.S. for purposes of the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the "Canada-U.S. Tax Convention"), and who beneficially owns the dividend and qualifies for the benefits of the Canada-U.S. Tax Convention, will generally be reduced to 15% or, if the Non-Resident Holder is a corporation that owns at least 10% of the voting stock of Perpetual Energy Inc., to 5%.  The rate of withholding tax on dividends is also reduced under certain other bilateral income tax conventions to which Canada is a signatory.  Non-Resident participants are advised to consult their own tax advisors in this regard.

A Non-Resident participant will not be subject to Canadian income tax under the Tax Act on any capital gains realized on the disposition of common shares acquired pursuant to the dividend reinvestment component unless such common shares constitute "taxable Canadian property" of the Non-Resident participant for the purposes of the Tax Act.

Under current provisions of the Tax Act, so long as the common shares are listed on a "designated stock exchange" (as defined in the Tax Act and which currently includes the Toronto Stock Exchange) at the time of disposition, common shares acquired by a Non-Resident participant pursuant to the dividend reinvestment component will not constitute "taxable Canadian property" of the Non-Resident participant unless, at any time during the 60-month period immediately preceding the disposition, the Non-Resident participant, persons with whom the Non-Resident participant did not deal at arm’s length, or the Non-Resident Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of Perpetual Energy Inc.

On March 4, 2010, the Minister of Finance (Canada) announced proposed amendments to the Tax Act, including proposed amendments to the definition of "taxable Canadian property" (the "2010 Budget Proposals"). The 2010 Budget Proposals provide that effective for dispositions that occur after March 4, 2010, so long as the common shares of Perpetual Energy Inc. are listed on a "designated stock exchange" (which includes the Toronto Stock Exchange) at the time of disposition, common shares acquired by a Non-Resident participant pursuant to the dividend reinvestment component will not constitute "taxable Canadian property" to a Non-Resident participant unless, at any time during the 60-month period immediately preceding the disposition: (i) the Non-Resident participant, persons with whom the Non-Resident participant did not deal at arm’s length, or the Non-Resident Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of Perpetual Energy Inc., and (ii) more than 50% of the fair market value of the common shares of Perpetual Energy Inc. was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties, timber resource properties and options in respect of, interests in, or civil law rights in, any such properties (all as defined in the Tax Act).  No assurance can be given that the 2010 Budget Proposals will be enacted in the form proposed, or at all.

Where shares are "taxable Canadian property" to a Non-Resident participant, any capital gains realized on the sale or deemed disposition of the shares will be subject to taxation in Canada, except as otherwise provided in any tax treaty between Canada and the country in which the Non-Resident participant is resident. Such Non-Resident participant will be required to file a tax return in Canada reporting the disposition.

Certain United States Federal Income Tax Considerations

The following is a general summary of certain U.S. federal income tax consequences relevant to a U.S. Holder (as defined below) that is a participant in the Plan.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder arising from and relating to participation in the Plan.  In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder.  Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder.  Each U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local tax, and foreign tax consequences relating to participation in the Plan.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the "IRS") has been requested, or will be obtained, regarding the U.S. federal income tax consequences arising from and relating to participation in the Plan.  This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Canada-U.S. Tax Convention, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this document.  Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis.  This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term "U.S. Holder" means a beneficial owner of our common shares that is a participant in the Plan, and that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Non-U.S. Holders

For purposes of this summary, a "non-U.S. Holder" is a beneficial owner of our common shares that is not a U.S. Holder.  This summary does not address the U.S. federal income tax consequences to non-U.S. Holders arising from and relating to participation in the Plan.  Accordingly, a non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any income tax treaties) relating to participation in the Plan.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders:  (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a "functional currency" other than the U.S. dollar; (e) U.S. Holders that own common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquired common shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold common shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) partnerships and other pass-through entities (and investors in such partnerships and entities); or (i) U.S. Holders that own or have owned  (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of our company.  This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Tax Act; (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold common shares in connection with carrying on a business in Canada; (d) persons whose common shares constitute "taxable Canadian property" under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention.  U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to participation in the Plan.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds common shares, the U.S. federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners.  Partners of entities that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisor regarding the U.S. federal income tax consequences arising from and relating to participation in the Plan.

Tax Consequences Not Addressed

This summary does not address the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences to U.S. Holders of the ownership and disposition of our common shares.  Each U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences of participation in the Plan.

Tax Consequences of the Plan

Amount Included in Income

The following discussion is subject to the rules described below under the heading "Passive Foreign Investment Company Rules."

For U.S. federal income tax purposes, a U.S. Holder who is a participant in the Plan will be treated as receiving a distribution equal to the sum of (i) the fair market value as of the distribution payment date of common shares acquired pursuant to the Plan, and (ii) any Canadian taxes which we withhold with respect to the distribution.  The amount treated as a distribution will be included in the U.S. Holder’s income as a taxable dividend to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes.  Any portion of the distribution in excess of our earnings and profits will first be treated as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in its common shares and will be applied against and reduce that basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of the common shares).  To the extent that the remaining portion of the distribution exceeds the U.S. Holder’s tax basis, the excess will constitute gain from a sale or exchange of the common shares.  Subject to the passive foreign investment company rules discussed below, any gain will be capital gain and will be long-term capital gain if the U.S. Holder’s holding period for the common shares is more than one year at the time of the sale or exchange.  However, we may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by us with respect to the common shares will constitute ordinary dividend income.  Such dividends will not be eligible for the dividends received deduction, which is generally allowed to U.S. corporate shareholders on dividends received from a U.S. domestic corporation.

For taxable years beginning or before January 1, 2011, a dividend paid by us generally will be taxed at the preferential tax rates applicable to long-term capital gains if (a) we are a "qualified foreign corporation" (as defined below), (b) the U.S. Holder receiving such dividend is an individual, estate, or trust, and (c) such dividend is paid on our common shares that have been held by such U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the "ex-dividend date."  We will generally be a "qualified foreign corporation" under Section 1(h)(11) of the Code (a "QFC") if (a) we are eligible for the benefits of the Canada-U.S. Tax Treaty, or (b) our common shares are readily tradable on an established securities market in the U.S.  However, even if we satisfy one or more of such requirements, we will not be treated as a QFC if we are a "passive foreign investment company" for the taxable year during which we pay a dividend or for the preceding taxable year.  See the section below under the heading "Passive Foreign Investment Company Rules."

If a U.S. Holder fails to qualify for the preferential tax rates discussed above, a dividend paid by us to a U.S. Holder generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains).  The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Basis and Holding Period

The tax basis of common shares received by a U.S. Holder pursuant to the Plan will equal the fair market value as of the dividend payment date of those common shares, and the holding period for those common shares will begin on the day after the dividend payment date.

Recent Legislative Developments

Newly enacted legislation requires certain U.S. Holders who are individuals, estates or trusts to pay up to an additional 3.8% tax on, among other things, dividends and capital gains for tax years beginning after December 31, 2012.  In addition, for tax years beginning after March 18, 2010, new legislation requires certain U.S. Holders who are individuals that hold certain foreign financial assets (which may include the common shares) to report information relating to such assets, subject to certain exceptions.  U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of common shares.

Additional Considerations

Receipt of Foreign Currency

The amount of any distribution paid (or deemed paid) to a U.S. Holder in foreign currency generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time).  If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt.  Any U.S. Holder who receives payment in foreign currency and engages in a subsequent conversion or other disposition of the foreign currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes.  Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the passive foreign investment company rules discussed below, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the common shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid.  Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax.  This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s "foreign source" taxable income bears to such U.S. Holder’s worldwide taxable income.  In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source."  Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code.  However, the amount of a distribution with respect to the common shares that is treated as a "dividend" may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder.  In addition, this limitation is calculated separately with respect to specific categories of income.  The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

Under U.S. federal income tax law and Treasury regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation.  For example, recently enacted legislation generally imposes new U.S. return disclosure obligations (and related penalties) on U.S. Holders that hold certain specified foreign financial assets in excess of $50,000.  The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity.  U. S. Holders may be subject to these reporting requirements unless their common shares are held in an account at a U.S. domestic financial institution.  Penalties for failure to file certain of these information returns are substantial.  U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns, and, if applicable, filing obligations relating to the passive foreign investment company rules discussed below.

Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, common shares generally may be subject to information reporting and backup withholding tax, at the rate of 28% (and increasing to 31% for payments made after December 31, 2010), if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax.  However, certain exempt persons, such as corporations, generally are excluded from these information reporting and backup withholding rules.  Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.  Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

Passive Foreign Investment Company Rules

If we were to constitute a "passive foreign investment company" (or "PFIC," as defined below) for any year during a U.S. Holder’s holding period, then certain different and potentially adverse rules will effect the U.S. federal income tax consequences to a U.S. Holder resulting from the ownership and disposition of our common shares.  In addition, in any year in which we are classified as a PFIC, such holder would be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidelines may require.

We generally will be a PFIC under Section 1297 of the Code if, for a tax year, (a) 75% or more of our gross income for such tax year is passive income or (b) 50% or more of the value of the average quarterly assets held by us either produce passive income or are held for the production of passive income, based on the fair market value of such assets.  "Gross income" generally means all sales revenues less the cost of goods sold, and "passive income" includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.  Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s commodities are (a) stock in trade of such foreign corporation or other property of a kind which would properly be included in inventory of such foreign corporation, or property held by such foreign corporation primarily for sale to customers in the ordinary course of business, (b) property used in the trade or business of such foreign corporation that would be subject to the allowance for depreciation under Section 167 of the Code, or (c) supplies of a type regularly used or consumed by such foreign corporation in the ordinary course of its trade or business.

In addition, for purposes of the PFIC income test and asset test described above, if we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation we will be treated as if we (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.  In addition, for purposes of the PFIC income test and asset test described above, "passive income" does not include any interest, dividends, rents, or royalties that are received or accrued by the company from a "related person" (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if we are a PFIC, U.S. Holders will be deemed to own their proportionate share of any subsidiary of the company which is also a PFIC (a ‘‘Subsidiary PFIC’’), and will be subject to U.S. federal income tax on (i) a distribution on the shares of a Subsidiary PFIC or (ii) a disposition of shares of a Subsidiary PFIC, both as if the holder directly held the shares of such Subsidiary PFIC.

We do not believe that we have been a PFIC for any of our prior taxable years and, based on our current business plans and financial projections, we do not believe that we are or will become a PFIC in the foreseeable future.  However, PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the tax year in question, and is determined annually.  Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations.  Consequently, there can be no assurance that we have never been and will not become a PFIC for any tax year during which U.S. Holders hold common shares.

If we were a PFIC in any tax year and a U.S. Holder held common shares, such holder generally would be subject to special rules with respect to "excess distributions" made by us on the common shares and with respect to gain from the disposition of common shares. An "excess distribution" generally is defined as the excess of distributions with respect to the common shares received by a U.S Holder in any tax year over 125% of the average annual distributions such U.S. Holder has received from us during the shorter of the three preceding tax years, or such U.S. Holder’s holding period for the common shares. Generally, a U.S. Holder would be required to allocate any excess distribution or gain from the disposition of the common shares ratably over its holding period for the common shares. Such amounts allocated to the year of the disposition or excess distribution would be taxed as ordinary income, and amounts allocated to prior tax years would be taxed as ordinary income at the highest tax rate in effect for each such year and an interest charge at a rate applicable to underpayments of tax would apply.

While there are U.S. federal income tax elections that sometimes can be made to mitigate these adverse tax consequences (including, without limitation, the "QEF Election" and the "Mark-to-Market Election"), such elections are available in limited circumstances and must be made in a timely manner.  U.S. Holders should be aware that, for each tax year, if any, that we are a PFIC, we can provide no assurances that we will satisfy the record keeping requirements of a PFIC, or that we will make available to U.S. Holders the information such U.S. Holders require to make a QEF Election under Section 1295 of the Code with respect to our company or any Subsidiary PFIC.  U.S. Holders are urged to consult their own tax advisers regarding the potential application of the PFIC rules to participation in the Plan and the ownership and disposition of common shares, and the availability of certain U.S. tax elections under the PFIC rules.

DESCRIPTION OF COMMON SHARES TO BE REGISTERED

The common shares to be offered by this prospectus will be offered to our shareholders pursuant to participation in the Plan.  The common shares are currently listed on the Toronto Stock Exchange under the symbol "PMT".

 The holders of common shares are entitled to one vote for each such common share at all meetings of shareholders and are entitled to receive dividends on the common shares, as and when declared by our board of directors, subject to prior satisfaction of all preferential rights to dividends attached to all shares of other classes of shares of our company ranking higher in priority to the common shares in respect of dividends. Holders of our common shares are entitled in the event of any liquidation, dissolution or winding-up of our company to share on a pro rata basis, together with the holders of shares of any other class of our shares ranking equally with the common shares in respect of return of capital, in such of our assets that are available for distribution (subject to prior satisfaction of all preferential rights to return of capital on dissolution attached to all shares of other classes of our shares ranking higher in priority to the common shares in respect of return of capital on dissolution).

The following table sets forth the high and low trading prices on the Toronto Stock Exchange  (i) for our common shares during the period commencing on July 6, 2010, which is the date that our common shares began trading on the Toronto Stock Exchange, and (ii) for the trust units of Paramount Energy Trust for periods prior to July 6, 2010. Our common shares trade on the Toronto Stock Exchange under the symbol "PMT".

		Toronto Stock Exchange
		High	Low
2005	Full Year	24.09	15.72
2006	Full Year	22.59	11.58
2007	Full Year	13.18	y5.70
2008	Full Year	10.25	4.40
	First Quarter	8.51	6.13
	Second Quarter	10.25	8.15
	Third Quarter	10.15	7.01
	Fourth Quarter	7.44	4.40
2009	Full Year	5.90	2.59
	First Quarter	5.75	2.59
	Second Quarter	5.00	3.01
	Third Quarter	5.56	3.89
	Fourth Quarter	5.90	4.50
2010	First Quarter	5.65	4.68
	January	5.65	4.89
	February	5.19	4.81
	March	5.10	4.68
	April	5.23	4.66
	May	5.15	4.61
	June	5.47	4.78
	July (to July 5, 2010)	5.10	5.10
	July (from July 6, 2010)	5.20	5.08

EXPENSES

The expenses in connection with the issuance of the common shares being offered are as follows:

Securities and Exchange Commission Registration Fee	U.S.$	1,776
Legal Fees and Expenses		$25,000	*
Auditor Fees		$25,000	*
Blue Sky Fees and Expenses		$0.00	*
Stock Exchange Listing Fees		$0.00
Printing Fees		$0.00	*
Total		$51,776	*

*Estimated

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the United States Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the applicable provisions of the Business Corporations Act (Alberta) or our articles of amalgamation and by-laws, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

LEGAL MATTERS

The validity of the common shares being offered by this prospectus will be passed upon for us by Burnet, Duckworth & Palmer LLP, Calgary, Alberta.  Burnet, Duckworth & Palmer LLP have, in addition, reviewed the statements made in this prospectus as to matters of Canadian tax law.  The statements made in this prospectus as to matters of United States tax law have been reviewed for us by Dorsey & Whitney LLP, Vancouver, B.C. and Seattle, Washington.

EXPERTS

The audited consolidated financial statements incorporated into this registration statement by reference to the Annual Report on Form 40-F of Paramount Energy Trust for the year ended December 31, 2009 have been so incorporated in reliance upon the report of KPMG LLP, independent chartered accountants, as experts in auditing and accounting.

Certain information relating to our reserves incorporated by reference into this prospectus has been calculated by us and evaluated, as at December 31, 2009, by McDaniel & Associates Consultants Ltd., independent petroleum engineering consultants retained by us, and has been so included in reliance on the evaluation of McDaniel & Associates Consultants Ltd., given upon the authority of said firm as experts in reserve engineering.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers

Section 124 of the Business Corporations Act (Alberta) provides as follows:

(1)
Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director's or officer's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

(a)	the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

(b)
in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director's or officer's conduct was lawful.

(2)
A corporation may with the approval of the court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfils the conditions set out in subsection (1)(a) and (b).

(3)
Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

(a)	was substantially successful on the merits in the person's defence of the action or proceeding,

(b)	fulfils the conditions set out in subsection (1)(a) and (b), and

(c)	is fairly and reasonably entitled to indemnity.

(4)	A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person

(a)
in the person's capacity as a director or officer of the corporation, except when the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation, or

(b)
in the person's capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation's request, except when the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5)
A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

(6)	On an application under subsection (5), the court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

The By-Law No. 1 of our company provides that, subject to section 124 of the Business Corporations Act (Alberta), we shall indemnify a director or officer of our company, a former director or officer of our company or a person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of our company or such body corporate, if:

(a)	he acted honestly and in good faith with a view to the best interests of our company; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

We shall also indemnify such persons in such other circumstances as the Business Corporations Act (Alberta) permits or requires.

Item 9.  Exhibits

Exhibits Number	Document Description
4.1	Articles of Amalgamation of Perpetual Energy Inc. (incorporated by reference to Exhibit 3.1 to the registrant's Form 8-A/A filed on June 30, 2010).
4.2	By-law No. 1 of Perpetual Energy Inc. (incorporated by reference to Exhibit 3.2 to the registrant's Form 8-A/A filed on June 30, 2010).
4.3	Premium Dividend™ and Dividend Reinvestment Plan of Perpetual Energy Inc. dated as of June 30, 2010
5.1	Opinion of Burnet, Duckworth & Palmer LLP
8.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of KPMG LLP
23.2	Consent of McDaniel & Associates Consultants Ltd.
23.3	Consent of Burnet, Duckworth & Palmer LLP (contained in Exhibit 5.1)
23.4	Consent of Dorsey & Whitney LLP (contained in Exhibit 8.1)
24.1	Powers of Attorney (included on the signature pages to this Registration Statement)

Item 10.  Undertakings

The undersigned registrant hereby undertakes:

(i)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(3)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that the undertakings set forth above in paragraphs (i)(1) and (i)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement.

(ii)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(iv)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee's benefit plan annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada on July 13, 2010.

PERPETUAL ENERGY INC.

By:	/s/ Cameron R. Sebastian
Name: Cameron R. Sebastian Title: Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Susan L. Riddell Rose and Cameron R. Sebastian his true and lawful attorneys-in-fact and agents, acting together, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including, without limitation, post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on July 13, 2010.

Signature	Title

/s/ Susan L. Riddell Rose	President, Chief Executive Officer and Director
Susan L. Riddell Rose	(Principal Executive Officer)

/s/ Cameron R. Sebastian	Vice President, Finance and Chief Financial Officer
Cameron R. Sebastian	(Principal Accounting and Financial Officer)

/s/ Clayton H. Riddell	Chairman and Director
Clayton H. Riddell

/s/ Geoffrey C. Merritt	Director
Geoffrey C. Merritt

/s/ Donald J. Nelson	Director
Donald J. Nelson

/s/ Karen A. Genoway	Director
Karen A. Genoway

/s/ Howard R. Ward	Director
Howard R. Ward

/s/ Randall E. Johnson	Director
Randall E. Johnson

/s/ Robert A. Maitland	Director
Robert A. Maitland

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Perpetual Energy Inc. in the United States on this 13th day of July, 2010.

PUGLISI & ASSOCIATES

By:	/s/ Gregory F. Lavelle
Name: Gregory F. Lavelle
Title: Managing Director

EXHIBIT INDEX

Exhibits Number	Document Description
4.1	Articles of Amalgamation of Perpetual Energy Inc. (incorporated by reference to Exhibit 3.1 to the registrant's Form 8-A/A filed on June 30, 2010).
4.2	By-law No. 1 of Perpetual Energy Inc. (incorporated by reference to Exhibit 3.2 to the registrant's Form 8-A/A filed on June 30, 2010).
4.3	Premium Dividend™ and Dividend Reinvestment Plan of Perpetual Energy Inc. dated as of June 30, 2010
5.1	Opinion of Burnet, Duckworth & Palmer LLP
8.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of KPMG LLP
23.2	Consent of McDaniel & Associates Consultants Ltd.
23.3	Consent of Burnet, Duckworth & Palmer LLP (contained in Exhibit 5.1)
23.4	Consent of Dorsey & Whitney LLP (contained in Exhibit 8.1)
24.1	Powers of Attorney (included on the signature pages to this Registration Statement)